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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              POLYONE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

[POLYONE LOGO]

                              POLYONE CORPORATION

                                 NOTICE OF 2001
                         ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                              POLYONE CORPORATION

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

     The Annual Meeting of Shareholders of PolyOne Corporation will be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Wednesday, May 2, 2001. The purposes of the meeting are:

        1. To elect Directors; and

        2. To consider and transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 15, 2001, are entitled to notice of and to vote at the meeting.

                                          For the Board of Directors

                                      /s/ Gregory L. Rutman
                                          GREGORY L. RUTMAN
                                          Chief Legal Officer

March 28, 2001

                              POLYONE CORPORATION

                                PROXY STATEMENT

     The Board of Directors of PolyOne Corporation (the "Company") respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held on May 2, 2001, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

     If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common Shares of the Company represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through 4. You may revoke your proxy before it is voted by giving notice to the Company in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following Company plans will receive a separate voting instruction card: The Geon Retirement Savings Plan, The Geon Company Share Ownership Trust, M.A. Hanna Company 401(k) and Retirement Plan, M.A. Hanna Company Capital Accumulation Plan, DH Compounding 401(k) Plan and M.A. Hanna Company Associates Ownership Trust. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

     Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

     This Proxy Statement and the enclosed proxy card and, if applicable, the voting instruction card, are being mailed to shareholders on or about March 28, 2001. The Company's headquarters are located at 200 Public Square, Suite 36-5000, Cleveland, Ohio 44114. The Company's telephone number is (216) 589-4000.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of twelve directors. Each director serves for a one year term and until a successor is duly elected and qualified, subject to the director's earlier death, retirement, or resignation. Following the consolidation of The Geon Company ("Geon"), M.A. Hanna Company ("M.A. Hanna") and Consolidation Corp., which resulted in the formation of the Company on August 31, 2000 (the "Consolidation"), the Board met 2 times during the remainder of fiscal year 2000.

     A shareholder who wishes to suggest a director candidate for consideration by the Nominating and Governance Committee must provide written notice to the Secretary of the Company in accordance with the procedures specified in Regulation 12 of the Company's Regulations. Generally the Secretary of the Company must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee's signed consent to serve as a director if elected. The notice must set forth, as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination is being made, the name and address of, and the class and number of shares of the Company owned by, such shareholder, beneficial owner, and any other shareholders believed to be supporting such nominee.

     The eleven nominees for election as directors for terms expiring in 2002 and a description of the business experience of each nominee appear below. Each of the nominees is a current member of the Board. The reference below each director's name to the term of service as a director includes the period during which such director served as a director of Geon or M.A. Hanna, each a predecessor to the Company. Marvin L. Mann, a current member of the Board, is not seeking re-election. The Company has not yet identified a successor for Mr. Mann. Therefore, a vacancy will exist on the Board after the 2001 Annual Meeting of Shareholders.

JAMES K. BAKER                   Served as Chairman and Chief Executive Officer of Arvin
Director since 1993              Industries, Inc., an auto parts supplier to the original
Age - 69                         equipment and replacement markets, from 1986 to February
                                 1996, and as Vice Chairman until his retirement in April
                                 1998. Mr. Baker serves on the Boards of Directors of Cinergy
                                 Corp., Amcast Industrial Corp. and Veridian Corp.

J. DOUGLAS CAMPBELL              Served as President and Chief Executive Officer and was a
Director since 1993              Director of Arcadian Corporation, a nitrogen chemicals and
Age - 59                         fertilizer manufacturer, from December 1992 until his
                                 retirement in 1997. From 1966 to 1992, Mr. Campbell held
                                 various positions with Standard Oil (Ohio) and British
                                 Petroleum.

CAROL A. CARTWRIGHT              President of Kent State University, a public higher
Director since 1994              education institution, since 1991. Ms. Cartwright serves on
Age - 59                         the Boards of Directors of KeyCorp and FirstEnergy.

GALE DUFF-BLOOM                  Served as President of Company Communications and Corporate
Director since 1994              Image of J.C. Penney Company, Inc., a major retailer, from
Age - 61                         June 1999 until her retirement in April 2000. From February
                                 1996 to June 1999, Ms. Duff-Bloom served as President of
                                 Marketing and Company Communications and from 1995 to
                                 February 1996 as Senior Executive Vice President and
                                 Director of Personnel and Company Communications of J.C.
                                 Penney. Ms. Duff-Bloom serves on the Board of Directors of
                                 Chase Bank of Texas.

WAYNE R. EMBRY                   Served as President and Chief Operating Officer, Team
Director since 1990              Division, of the Cleveland Cavaliers, a professional
Age - 63                         basketball team, from 1986 until his retirement in June
                                 2000. Mr. Embry serves on the Boards of Directors of Ohio
                                 Casualty Insurance Company, Kohl's Corporation and the
                                 Federal Reserve Bank of Cleveland.

ROBERT A. GARDA                  Executive-in-Residence of The Fuqua School of Business, Duke
Director since 1998              University, since 1997. Mr. Garda served as an independent
Age - 61                         consultant from 1995 to 1997. Mr. Garda served as President and Chief Executive Officer of Aladdin Industries, a leading supplier of thermal insulated food and beverage ware
                                 products, from 1994 to 1995. Mr. Garda serves on the Boards of Directors of Insect Biotechnology, Inc. and Warrick
                                 Industries.

GORDON D. HARNETT                Chairman, President and Chief Executive Officer of Brush
Director since 1997              Engineered Materials Inc., an international supplier and
Age - 58                         producer of high performance engineered materials, since
                                 January 1991. Mr. Harnett serves on the Boards of Directors of The Lubrizol Corp. and National City Bank.

DAVID H. HOAG                    Served as Chairman of LTV Corporation, a steel manufacturer,
Director since 1999              from 1991 until his retirement in February 1999. Mr. Hoag
Age - 61                         serves on the Boards of Directors of Brush Engineered
                                 Materials Inc., The Chubb Corporation, Federal Reserve Bank
                                 of Cleveland, The Lubrizol Corporation and NACCO Industries,
                                 Inc.

D. LARRY MOORE                   Served as President and Chief Operating Officer of
Director since 1994              Honeywell, Inc., a multinational manufacturer of controls
Age - 64                         for use in homes, buildings, industry, and space and
                                 aviation, from 1993 until his retirement in 1997.

THOMAS A. WALTERMIRE             Chairman of the Board, Chief Executive Officer and President
Director since 1998              of the Company since August 31, 2000. Prior to the formation
Age - 51                         of the Company at the end of August 2000, Mr. Waltermire
                                 served as Chairman of the Board of Geon since August 1999
                                 and Chief Executive Officer of Geon since May 1999. From
                                 February 1998 to May 1999, Mr. Waltermire served as
                                 President and Chief Operating Officer of Geon and from May
                                 1997 to February 1998, as Executive Vice President and Chief
                                 Operating Officer. Mr. Waltermire was the Chief Financial
                                 Officer of Geon from October 1993 until May 1997.

FARAH M. WALTERS                 President and Chief Executive Officer of University
Director since 1998              Hospitals Health System and University Hospitals of
Age - 56                         Cleveland since 1992. Ms. Walters serves on the Boards of
                                 Directors of LTV Corporation, Kerr-McGee Corporation and
                                 University HealthSystem Consortium in Chicago, Illinois.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     Each committee below was formed after the formation of the Company upon the Consolidation. The references below to the number of times that each committee met refers to the number of times each committee met during the remainder of fiscal year 2000, following the formation of the Company.

     The present members of the Audit Committee are Messrs. Campbell, Moore, Garda and Harnett. Mr. Harnett serves as Chairperson of the Committee. The Audit Committee has adopted a charter and it is attached to this Proxy Statement as Appendix A. The Company's Common Shares are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the independence requirements as set forth in the NYSE listing standards. The Audit Committee meets with appropriate Company financial and legal personnel and independent auditors to review the corporate accounting and internal controls of the Company and its financial reporting. The Committee exercises oversight of the independent auditors, the internal auditors and the financial management of the Company. The Audit Committee recommends to the Board of Directors the appointment of the independent auditors to serve as auditors in examining the corporate accounts of the Company. Following the formation of the Company, the Audit Committee met two times during the remainder of fiscal year 2000.

     The present members of the Compensation Committee are Mss. Duff-Bloom and Walters and Messrs. Embry and Mann. Ms. Duff-Bloom serves as Chairperson of the Committee. The Compensation Committee reviews and approves compensation, benefits and perquisites afforded the executive officers and highly-compensated personnel of the Company. The Committee has similar responsibilities with respect to non-employee directors, except that the Committee's actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all broad-based compensation and benefit programs of the Company and provides policy guidance and oversight on selected human resource policies and practices. Following the formation of the Company, the Compensation Committee met three times during the remainder of fiscal year 2000.

     The present members of the Nominating and Governance Committee are Ms. Duff-Bloom and Messrs. Baker, Hoag and Mann. Mr. Mann serves as Chairperson of the Committee. The Nominating and Governance Committee recommends to the Board of Directors candidates for nomination as directors of the Company. The Nominating and Governance Committee is also authorized to recommend to the Board of Directors the establishment of a search committee to identify a successor to the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, if any, of the Company and, together with the Chief Executive Officer, to plan and monitor the development of candidates for executive personnel positions reporting to the Chief Executive Officer. Following the formation of the Company, the Nominating and Governance Committee met one time during the remainder of fiscal year 2000.

     The present members of the Environmental, Health and Safety Committee are Mss. Cartwright and Walters and Messrs. Embry, Harnett and Moore. Mr. Moore serves as Chairperson of the Committee. The Environmental, Health and Safety Committee exercises oversight with respect to the Company's environmental, health and safety policies and practices and its compliance with related laws and regulations. Following the formation of the Company, the Environmental, Health and Safety Committee met two times during the remainder of fiscal year 2000.

     The present members of the Financial Policy Committee are Ms. Cartwright and Messrs. Baker, Campbell, Garda and Hoag. Mr. Baker serves as Chairperson of the Committee. The Financial Policy Committee reviews the policies underlying the Company's financial planning to assure adequacy and soundness of the Company's capital plans, reviews proposed major financing activities prior to action by the Board of Directors, and reviews methods under consideration by the Company for financing proposed major investments prior to action by the Board of Directors. Following the formation of the Company, the Financial Policy Committee met one time during the remainder of fiscal year 2000.

     For the remainder of fiscal year 2000 following the formation of the Company, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence. Based upon the Committee's considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Since the formation of the Company on August 31, 2000, the Committee has held two meetings. Prior to such date, the audit committees of Geon and M.A. Hanna held two and three meetings, respectively, during fiscal year 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.
                                          THE AUDIT COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          Gordon D. Harnett, Chairperson
                                          J. Douglas Campbell
                                          Robert A. Garda
                                          D. Larry Moore
February 28, 2001

COMPENSATION OF DIRECTORS

     The Company pays Directors unaffiliated with the Company an annual retainer of $25,000, quarterly in arrears, and annually grants to such Directors an award of $17,000 in value of fully vested Common Shares. The Company grants the stock quarterly and determines the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. The Company also pays fees of $1,250 for each Board and Committee meeting attended, except that the Chairperson of the Audit Committee and the Compensation Committee receives $2,500 for each meeting attended. In addition, the Chairperson of each Committee receives a fixed annual retainer of $3,000, payable quarterly. The Company reimburses Directors for their expenses associated with each meeting attended.

     The Company grants each new Director who is not an employee of the Company at the time of his or her initial election or appointment as a Director an option to acquire 15,000 Common Shares. Commencing in 2001, each Director will receive an annual option to acquire 6,000 Common Shares, upon re-election to the Board, effective as of the date of the Annual Meeting. The options and share awards made to such Directors are awarded under the PolyOne Corporation 2000 Stock Incentive Plan or any other present or future stock plan of the Company having shares available for such awards.

     Each Director who is not an employee of the Company may defer payment of all or a portion of his or her compensation as a Director under the Company's Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"). A Director may defer the compensation as cash or elect to have it converted into Common Shares of the Company (at a rate equal to 125% of the cash compensation amount). Deferred compensation, whether in the form of cash or Common Shares, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the Common Shares accrue for the benefit of the participating Directors.

                           OWNERSHIP OF COMMON SHARES

     The following table shows the number of Common Shares beneficially owned on March 15, 2001 (including options exercisable within 60 days of that date) by each of the Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 15, and by all Directors and executive officers as a group.

                                                                  NUMBER OF
                            NAME                                  SHARES(1)
                            ----                               ---------------
James K. Baker..............................................     102,779(2)(3)
Gale Duff-Bloom.............................................      76,546(2)(3)
J. Douglas Campbell.........................................      96,931(2)(3)
Carol A. Cartwright.........................................      56,136(2)(3)
Wayne R. Embry..............................................      32,449(2)(3)
Robert A. Garda.............................................      56,326(2)(3)
Gordon D. Harnett...........................................      64,377(2)(3)
David H. Hoag...............................................      50,405(2)(3)
Marvin L. Mann..............................................      38,505(2)(3)
D. Larry Moore..............................................      83,544(2)(3)
Thomas A. Waltermire........................................     758,229(2)(3)
Farah M. Walters............................................      54,730(2)(3)
Garth W. Henry..............................................     179,197(2)(3)
W. David Wilson.............................................     361,294(2)(3)
V. Lance Mitchell...........................................     242,870(2)(3)
Donald P. Knechtges.........................................     328,542(2)(3)
16 Directors and executive officers as a group..............   2,582,860(2)(3)

---------------

(1) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives' accounts, respectively, in The Geon Retirement Savings Plan and the M.A. Hanna Company 401(k) and Retirement Plan, tax-qualified defined contribution plans. No Director, nominee or executive officer beneficially owned on March 15, 2001, more than 1% of the outstanding Common Shares of the Company. As of that date, the Directors and executive officers as a group beneficially owned approximately 2.75% of the outstanding Common Shares.

(2) Includes shares with respect to which the following Directors and executive officers have only sole voting power as follows: J.K. Baker, 60,779 shares;
    G. Duff-Bloom, 34,546 shares; J.D. Campbell, 54,931 shares; C.A. Cartwright, 12,636 shares; W.R. Embry, 11,449 shares; R.A. Garda, 12,826 shares; G.D. Harnett, 20,877 shares; D.H. Hoag, 6,905 shares; M.L. Mann, 23,505 shares; D.L. Moore, 41,544 shares; T.A. Waltermire, 257,217 shares; F.M. Walters, 18,730 shares; G.W. Henry, 1,382 shares; W.D. Wilson, 113,010 shares; V.L. Mitchell, 84,734 shares; D.P. Knechtges, 31,406 shares; and the Directors and executive officers as a group, 786,477 shares. With respect to the

    Directors, except Mr. Waltermire who is not eligible to participate in the Directors' Deferred Compensation Plan, these shares are held under the Directors' Deferred Compensation Plan.

(3) Includes shares the individuals have a right to acquire on or before May 14, 2001 as follows: J.K. Baker, 42,000 shares; G. Duff-Bloom, 42,000 shares; J.D. Campbell, 42,000 shares; C.A. Cartwright, 43,500 shares; W.R. Embry, 21,000 shares; R.A. Garda, 43,500 shares; G.D. Harnett, 43,500 shares; D.H. Hoag, 43,500 shares; M.L. Mann, 15,000 shares; D.L. Moore, 42,000 shares; T.A. Waltermire, 501,012 shares; F.M. Walters, 36,000 shares; G.W. Henry, 177,815 shares; W.D. Wilson, 248,284 shares; V.L. Mitchell, 158,136 shares; D.P. Knechtges, 297,136 shares; and the Directors and executive officers as a group, 1,796,383 shares.

     The following table shows certain information with respect to all persons who, as of March 15, 2001, were known by the Company to beneficially own more than five percent of the outstanding Common Shares of the Company based on information provided in Schedule 13G filings with the Securities and Exchange Commission (the "Commission"):

                                                               NUMBER       % OF
                      NAME AND ADDRESS                        OF SHARES    SHARES
                      ----------------                        ---------    ------
Citigroup Inc...............................................  8,464,348(1)  9.00%
399 Park Avenue
New York, New York 10043
     Salomon Smith Barney Holdings Inc......................           (1)
     388 Greenwich Street
     New York, New York 10013
     SSB Citi Fund Management LLC...........................           (1)
     388 Greenwich Street
     New York, New York 10013

FMR Corp....................................................  9,953,600(2) 10.58%
82 Devonshire Street
Boston, Massachusetts 02109

Mellon Financial Corporation................................  8,042,242(3)  8.54%
One Mellon Bank Center
500 Grant Street
Pittsburgh, Pennsylvania 15258-0001
     The Boston Company, Inc................................           (3)
     c/o Mellon Financial Corporation
     One Mellon Center
     Pittsburgh, Pennsylvania 15258
     The Boston Company, Asset Management, LLC..............           (3)
     c/o Mellon Financial Corporation
     One Mellon Center
     Pittsburgh, Pennsylvania 15258

                                                               NUMBER       % OF
                      NAME AND ADDRESS                        OF SHARES    SHARES
                      ----------------                        ---------    ------
State Street Bank and Trust Company, as Trustee for The Geon
  Retirement Savings Plan...................................  6,854,233(4)  7.30%
225 Franklin Street
Boston, Massachusetts 02110

---------------

(1) As of February 15, 2001, based upon information contained in a Schedule 13G filed with the Commission. Citigroup Inc., as a holding company reporting on behalf of its subsidiaries, has shared voting power and shared dispositive power with respect to all of these shares. Included in the 8,464,348 are 8,404,348 shares (8.9% of the outstanding Common Shares of the Company) beneficially owned by Citigroup Inc.'s subsidiary, Salomon Smith Barney Holdings Inc., a holding company reporting on behalf of its subsidiaries. Salomon Smith Barney Holdings Inc. has shared voting power and shared dispositive power with respect to all of these shares. Also included in the 8,464,348 are 6,088,707 shares (6.5% of the outstanding Common Shares of the Company) beneficially owned by Salomon Smith Barney Holdings Inc.'s subsidiary, SSB Citi Fund Management LLC. SSB Citi Fund Management LLC has shared voting power and shared dispositive power with respect to all of these shares.

(2) As of February 9, 2001, based upon information contained in a Schedule 13G filed with the Commission. FMR Corp., as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 442,810 of these shares and has sole dispositive power with respect to all of these shares.

(3) As of January 22, 2001, based upon information contained in a Schedule 13G filed with the Commission. Mellon Financial Corporation, as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 6,857,386 of these shares, shared voting power with respect to 545,850 of these shares, and sole dispositive power with respect to 8,013,770 of these shares. Included in the 8,042,242 are 6,848,420 shares (7.27% of the outstanding Common Shares of the Company) beneficially owned by Mellon Financial Corporation's subsidiary, The Boston Company, Inc., a holding company reporting on behalf of its subsidiaries. The Boston Company, Inc. has sole voting power with respect to 5,761,320 of these shares, shared voting power with respect to 517,500 of these shares and sole dispositive power with respect to 6,848,298 of these shares. Also included in the 8,042,242 are 5,561,620 shares (5.90% of the outstanding Common Shares of the Company) beneficially owned by The Boston Company, Inc.'s subsidiary, The Boston Company, Asset Management, LLC. The Boston Company, Asset Management, LLC has sole voting power with respect to 4,474,520 of these shares, shared voting power with respect to 517,500 of these shares and sole dispositive power with respect to all of these shares.

(4) As of February 12, 2001, based upon information contained in a Schedule 13G filed with the Commission. State Street Bank and Trust Company, as Trustee for The Geon Retirement Savings Plan and for various collective investment funds for employee benefit plans and other index accounts, as a bank, has sole voting power with respect to 685,700 of these shares, shared voting power with respect to 6,105,033 of these shares, sole dispositive power with respect to 748,880 of these shares, and shared dispositive power with respect to 6,105,353 of these shares.

                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report of the Compensation Committee of the Board of Directors (the "Committee") addresses the activities of the Committee following the formation of the Company on August 31, 2000. The Committee is currently comprised of Gale Duff-Bloom, its Chairperson, Wayne R. Embry, Marvin L. Mann and Farah M. Walters.

     The Committee is responsible for establishing the compensation and benefit policies of the Company and reviewing the Company's philosophy regarding executive remuneration to assure consistency with the goals and business strategy of the Company. Each year the Committee reviews market data to assess the Company's competitive position with respect to all aspects of executive compensation and considers and approves changes in base salary and annual incentive levels for executive officers as well as all awards (including stock options, equity-based awards and long-term incentive plan awards) to executive officers and key employees. The Committee also reviews and approves annual and long-term performance criteria and goals at the beginning of each performance period and certifies the results at the end of each performance period. In addition, the Committee has oversight responsibilities for all broad-based compensation and benefit programs of the Company.

     The Summary Compensation Table appearing on page 15 includes compensation earned by the named executive officers in connection with their employment with the Company's predecessors.

GENERAL COMPENSATION PHILOSOPHY

     The Committee believes that pay should be administered on a total remuneration basis, with consideration of the value of all components of compensation. Total remuneration opportunities should be competitive and serve to attract, retain, motivate and reward employees based upon their experience, responsibility, performance and marketability. They should be affordable and fair to both employees and shareholders, based upon the operating results of the Company. Incentive programs should create a strong mutuality of interests between executives and shareholders through the use of equity-based compensation and the selection of performance criteria that are consistent with the Company's strategic objectives.

EXECUTIVE COMPENSATION

     The Company's executive compensation program has the following principal components: base salary, annual incentive compensation and long-term incentive compensation. As an executive's level of responsibility increases, a greater portion of his or her potential total remuneration is based on performance incentives (including stock-based awards) rather than on salary. This approach may result in changes in an executive's total cash compensation from year to year if there are variations in the Company's performance.

     The total remuneration program is designed to be competitive with the total remuneration programs of companies similar to the Company within the specialty chemical industry and a broad-base of industrial companies and is based on the total remuneration programs of companies with which the

Company competes for executive talent. To assess the competitive total remuneration programs of these other companies and to establish appropriate compensation comparisons, the Committee receives advice from an independent compensation consultant and reviews data which is based on the specialty chemical peer group as well as various published surveys.

BASE SALARIES

     The Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is furnished with data on the current total compensation of each executive, current market place data for comparable positions, individual performance appraisals and recommended adjustments by the Chief Executive Officer for each executive officer except himself. At the meeting, the Committee reviews all available data and considers and approves adjustments. In addition, the Committee reviews market place data for, and the performance of, the Chief Executive Officer and determines the appropriate adjustment.

     At the time of the formation of the Company, the Committee reviewed the base salaries for those positions affected by the consolidation of Geon and M.A. Hanna. Where an executive's scope of responsibility had significantly increased, adjustments were made to reflect the increased position accountability. The effective date of all such salary increases was postponed until January 1, 2001, at the request of management in recognition of the business conditions experienced by the Company in the latter part of 2000.

INCENTIVE COMPENSATION

     Upon the formation of the Company, the Company assumed The Geon Company Senior Executive Management Incentive Plan, a plan which was approved by Geon stockholders at the Geon 2000 Annual Meeting. This plan, which continues to be in effect, has been renamed the Senior Executive PolyOne Annual Incentive Plan (the "PolyOne AIP"). The PolyOne AIP provides for awards that are wholly contingent upon the attainment of performance goals established by the Committee, eliminates the Committee's discretion to increase the amount of incentive awards and provides for administration by a committee of outside directors. The Committee believes that the PolyOne AIP has, in the past, satisfied and will continue to satisfy the Internal Revenue Service's requirements for "performance-based" compensation under Section 162(m). Under
Section 162(m), performance-based compensation is not subject to the deductibility limitation under current Internal Revenue Service regulations.

     The Committee approved a corporate performance target for the period from the formation of the Company through the end of 2000. However, no awards were earned due to performance that was below the established minimum hurdle for that period. Awards made for that portion of 2000 prior to the formation of the Company under bonus plans of the Company's predecessors are described in the footnotes to the Summary Compensation Table on page 15.

LONG TERM INCENTIVES

     All stock options held by executives and outstanding at the time of the formation of the Company are currently vested and exercisable with the exception of Challenge Grant Stock Appreciation Rights that will vest only upon the achievement of certain stock prices at certain times. Each executive officer received an option grant of 200 common shares under the Founders Grant program, which provided equity-based appreciation grants generally to all full-time and part-time (over 20 hours per week) employees.

     On February 28, 2001, the Committee approved awards to executive officers of the Company under the Company's Strategic Improvement Incentive Plan that will provide rewards to such officers based upon both the Company's stock price performance and achievement of financial performance goals. The Plan rewards executive officers with awards in the form of Time-Vested Stock Options and Performance Awards. Time-Vested Stock Options are stock options with a ten year term that vest in increments over a three year period following the date of grant, 35% in each of the first and second years and 30% in the third year. The amount scheduled to vest in the third year may vest earlier based upon the stock price performance of the Company. Performance Awards are comprised of Performance Options and Performance Cash Awards. Performance Options are stock options that vest on the third anniversary of the date of grant and have a term of 39 months. Performance Cash Awards are cash payments based upon the Company's performance for the year ending December 31, 2003, relative to targets established by the Committee. The purpose of these awards is to encourage superior strategic business performance over time. These awards will be granted under the PolyOne Corporation 2000 Stock Incentive Plan, which was approved by stockholders of the Company's predecessors on August 29, 2000. The Committee believes that these awards will satisfy the Internal Revenue Service's requirements for "performance-based" compensation under Section 162(m). As stated above, under Section 162(m), performance-based compensation is not subject to the deductibility limitation under current Internal Revenue Service regulations.

CHIEF EXECUTIVE OFFICER

     The Committee approved an increase in the base salary of Mr. Waltermire at the time of the formation of the Company in recognition of the expanded scope of the Company and Mr. Waltermire's increased responsibilities. At his request, based on assessment of business conditions, the Committee deferred the effective date of the increase until January 1, 2001.

     Mr. Waltermire participated in the PolyOne AIP and Strategic Improvement Incentive Plan under similar terms and conditions as other executive officers and as described above. Based on Company performance from its formation, no incentive award was earned for this period.

     The Summary Compensation Table appearing on page 15 includes compensation earned by Mr. Waltermire in connection with his employment with Geon, one of the Company's predecessors.

                         THE COMPENSATION COMMITTEE OF
                             THE BOARD OF DIRECTORS

                             Gale Duff-Bloom, Chairperson
                             Wayne R. Embry
                             Marvin L. Mann
                             Farah M. Walters
February 28, 2001

     The following table sets forth the compensation received for the three years ended December 31, 2000 by the Company's Chief Executive Officer and the persons who were at December 31, 2000 the four other most highly paid executive officers. To provide more complete and comparable information, this table includes compensation paid by Geon and M.A. Hanna prior to the Consolidation.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                      ----------------------------------
                                          ANNUAL COMPENSATION                AWARDS
                                    -------------------------------   ---------------------    PAYOUTS
                                                            OTHER                  OPTIONS/      LTIP          ALL
                                                           ANNUAL     RESTRICTED     SARS      PAYOUTS        OTHER
         NAME AND                                          COMPEN-      STOCK       (# OF       (# OF        COMPEN-
    PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   SATION(2)   AWARDS(3)    SHARES)    SHARES)(4)   SATION(5)(6)
    ------------------       ----   --------   --------   ---------   ----------   --------   ----------   ------------
Thomas A. Waltermire,        2000   $575,000  $    -0-(5)  $55,664      $  -0-         200      15,686      $  549,700
Chairman of the Board,       1999    522,576   550,000      40,553         -0-         -0-         -0-          57,693
President and Chief (7)      1998    390,192   270,000      46,360         -0-     202,446       4,100          36,372
Executive Officer
Garth W. Henry,              2000    306,000   144,000(5)    1,504         -0-         200       3,066       1,756,797
Vice President,              1999    301,000   180,000      88,309       6,278      58,520      50,251          47,204
International                1998    258,333    40,000      74,551       3,846      42,667      61,520          60,412
W. David Wilson              2000    267,961       -0-(5)   47,409         -0-         200       7,470         183,314
Chief Financial Officer      1999    241,154   214,500      25,068         -0-         -0-         -0-          23,432
                             1998    219,231   130,900      26,475         -0-      96,402       1,628          18,998
V. Lance Mitchell,           2000    263,077       -0-(5)   43,136         -0-         200       7,470         178,331
Group Vice President,        1999    239,038   174,375      64,335         -0-         -0-         -0-          22,742
Plastic Compounds and        1998    213,654   140,625      20,030         -0-      96,402       1,470          19,510
Colors
Donald P. Knechtges,         2000    249,615       -0-(5)   50,424         -0-         200       7,470       2,588,211
Chief Development            1999    239,711   187,000      35,462         -0-         -0-         -0-          22,964
Officer                      1998    232,115   137,500      59,243         -0-      96,402       3,546          41,647

---------------

(1) All amounts in this column represent aggregate bonus payments under annual incentive compensation plans of Geon (applicable to all named executive officers except G.W. Henry) or M.A. Hanna (applicable to G.W. Henry). These amounts do not include payments made under the "change in control" provisions of these plans. Geon's Senior Executive Management Incentive Plan ("Geon Senior Executive MIP") and Geon's Management Incentive Plan ("MIP") provided that a minimum of 40% of the named executives' bonus awards, if any, under the plan would be paid in the form of restricted stock. The participant could also elect to receive all or any portion of the balance in the form of restricted stock. For each $1 of the bonus amount paid in the form of restricted stock, $1.25 worth of restricted stock is awarded. Under the terms of the change in control provisions of the restricted stock awards, these awards became unrestricted at the effective time of the Consolidation. Restricted stock awards that became unrestricted as a result of the change in control were as follows: T.A. Waltermire, 36,345 shares; W.D. Wilson, 7,331 shares; V.L. Mitchell, 7,456 shares; and D.P. Knechtges, 7,522 shares. With respect to G.W. Henry, all amounts in this column represent cash bonus payments under annual incentive plans of M.A. Hanna. For 2000, the named executive officers (excluding G.W. Henry) received a payment under the Geon Senior Executive MIP as described in footnote 5 below. There were no additional awards of cash or restricted stock under these plans for 2000. The amount of cash (including payments in respect of fractional shares) and the market value and number of the shares of restricted stock received by the named executive officers, respectively (excluding G.W. Henry), in respect of the 1999 bonus payments for each of the named executive officers is as follows: T.A. Waltermire, $13 and $549,987 (16,988 shares); W.D. Wilson, $118,019 and $97,481 (3,011 shares);
    V.L. Mitchell, $77,509 and $96,866 (2,992 shares); and D.P. Knechtges, $102,013 and $84,984 (2,125 shares). For 1998, such amounts were as follows:
    T.A. Waltermire, $19 and $269,981 (11,550 shares); W.D. Wilson, $71,411 and
    $59,489 (2,545 shares); V.L. Mitchell, $62,505 and $78,119 (3,342 shares);
    and D.P. Knechtges, $74,995 and $62,505 (2,674 shares).

(2) For 2000, amounts include tax gross-ups on personal benefits as follows:
    T.A. Waltermire, $15,234; G.W. Henry, $31,745; W.D. Wilson, $12,845; V.L.
    Mitchell, $15,300; and D.P. Knechtges, $13,065. For 1999, amounts include tax gross-ups on personal benefits as follows: T.A. Waltermire, $15,602; G.W. Henry, $6,610; W.D. Wilson, $9,548; V.L. Mitchell, $15,310; and D.P.
    Knechtges, $13,065. For 1998, amounts include tax gross-ups on personal benefits as follows: T.A. Waltermire, $12,591; G.W. Henry, $4,608; W.D. Wilson, $8,205; V.L. Mitchell, $6,900; and D.P. Knechtges, $15,811.

(3) The total number of restricted shares held by G.W. Henry and the value of those shares at the end of the last fiscal year, based on the year-end closing price for the Company's shares, was 1,114 shares and $6,545, respectively. Dividends are paid on these restricted shares with the same frequency as all shareholders.

(4) Amounts for 2000 represent performance shares under long-term incentive awards of Geon and M.A. Hanna issued as a result of the change in control provisions being triggered by approval of the Consolidation by Geon and M.A. Hanna stockholders on August 29, 2000, net of withholding. Amounts for 1998 (excluding G.W. Henry) represent the number of shares paid out to the named executive on January 1, 1998 in respect of performance shares awarded to the named executive in 1995 under Geon's 1995-1997 Long-Term Incentive Plan. The number of shares awarded was based on Geon's achievement of performance objectives specified under such plan for the three-year period ended December 31, 1997, and are net of withholding taxes.

(5) Amounts for 2000 represent (for all named executives except G.W. Henry), respectively, the Company's cash contributions on behalf of the named executives to the Company's Retirement Savings Plan, amounts accrued under a benefit restoration plan providing for benefits in excess of the amounts permitted to be contributed under the Retirement Savings Plan (and amounts accrued with respect to the PolyOne AIP and MIP), and premium payments by the Company under a split dollar life insurance program as follows: T.A. Waltermire, $10,200, $79,500, and $0; W.D. Wilson, $10,200, $30,114, and $0;
    V.L. Mitchell, $10,200, $27,131, and $0; and D.P. Knechtges, $10,200,
    $26,897, and $0. For 1999, such amounts are as follows: T.A. Waltermire, $9,600, $13,364, and $0; W.D. Wilson, $9,600, $13,832, and $0; V.L.
    Mitchell, $9,600, $13,142, and $0; and D.P. Knechtges, $9,600, $13,364, and
    $0. For 1998, such amounts are as follows: T.A. Waltermire, $9,600, $26,772, and $0; W.D. Wilson, $9,600, $9,398, and $0; V.L. Mitchell, $9,600, $9,910,
    and $0; and D.P. Knechtges, $9,600, $11,071, and $20,976. Also included in the amounts for 2000 are payments made under the Geon Senior Executive MIP as a result of the change in control provisions being triggered at the effective time of the Consolidation. All amounts were paid in cash as follows: T.A. Waltermire, $460,000; W.D. Wilson, $143,000; V.L. Mitchell, $141,000; and D.P. Knechtges,

    $133,000. With respect to G.W. Henry, the amount for 2000 represents $10,200 of cash contributions to the Company's Retirement Savings Plan and $20,697 of premium payments by the Company under a split dollar life insurance program, in addition to a payment of $122,400 paid in cash under M.A. Hanna's incentive plan as a result of the change in control provisions being triggered at the effective time of the Consolidation.

(6) In addition to the payments made in 2000 to D.P. Knechtges and G.W. Henry as set forth in footnote 5 above, the amounts for 2000 also include payments to D.P. Knechtges and G.W. Henry, triggered by the Consolidation under management continuity agreements between D.P. Knechtges and Geon and between G.W. Henry and M.A. Hanna, in the amount of $2,418,114 for D.P. Knechtges and $1,603,500 for G.W. Henry. D.P. Knechtges will be retiring from the Company at the end of May 2001 and G.W. Henry retired from the Company on January 31, 2001.

(7) Mr. Waltermire began serving as President, Chief Executive Officer and Chairman of the Board for the Company on August 31, 2000. From January 1, 2000 to August 31, 2000, Mr. Waltermire served as Chief Executive Officer and Chairman of the Board of Geon.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                      VALUE OF
                                                                    NUMBER OF        UNEXERCISED
                                                                   UNEXERCISED      IN-THE-MONEY
                                                                   OPTION/SARS      OPTIONS/SARS
                                                                    AT FY-END         AT FY-END
                                                                  (# OF SHARES)        ($) (2)
                            SHARES ACQUIRED                      ---------------    -------------
                              ON EXERCISE      VALUE REALIZED     EXERCISABLE/      EXERCISABLE/
           NAME              (# OF SHARES)        ($) (1)         UNEXERCISABLE     UNEXERCISABLE
           ----             ---------------    --------------    ---------------    -------------
T. A. Waltermire..........              -0-    $          -0-    513,808/135,164    $     -0-/-0-
G. W. Henry...............              -0-               -0-        184,565/200          -0-/-0-
W. D. Wilson..............              -0-               -0-     253,402/64,468          -0-/-0-
V. L. Mitchell............              -0-               -0-     158,136/64,468          -0-/-0-
D. P. Knechtges...........              -0-               -0-     297,136/64,468          -0-/-0-

---------------

(1) Represents the difference between the option exercise price and the last sale price of a Common Share as reported on the New York Stock Exchange on the date prior to exercise.

(2) Based on the closing price of a Common Share of $5.875 as reported on the New York Stock Exchange on December 29, 2000. The ultimate realization of profit, if any, on the sale of Common Shares underlying the option is dependent upon the market price of the shares on the date of sale.

RETIREMENT PENSIONS

     The Company has in effect pension plans for salaried employees which provide pensions payable at retirement to each eligible employee. The Geon Pension Plan (applicable to all named executive officers in the Summary Compensation Table except Mr. Henry) makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The first chart below shows the annual pension amounts, under The Geon Pension Plan, currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989, The Geon Pension Plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees who were actively at work on December 31, 1989, may receive an additional pension credit of 4 years (up to a maximum of 24 years) of pension credit. Benefits become vested after 5 years of service. As of January 1, 2000, The Geon Pension Plan was closed to new participants.

                     THE GEON COMPANY PENSION PLAN TABLE(1)

                                       YEARS OF CREDITED SERVICE
             -----------------------------------------------------------------------------
  FINAL              15                    20               25         30           35
 AVERAGE     -------------------   -------------------   --------   --------    ----------
 EARNINGS      (2)        (3)        (2)        (3)
 --------    --------   --------   --------   --------
$  100,000   $ 21,631   $ 27,399   $ 28,841   $ 34,609   $ 36,051   $ 43,262    $   50,472
$  200,000     45,631     57,799     60,841     73,009     76,051     91,262       106,472
$  300,000     69,631     88,199     92,841    111,409    116,051    139,262       162,472
$  400,000     93,631    118,599    124,841    149,809    156,051    187,262       218,472
$  500,000    117,631    148,999    156,841    188,209    196,051    235,262       274,472
$  600,000    141,631    179,399    188,841    226,609    236,051    283,262       330,472
$  700,000    165,631    209,799    220,841    265,009    276,051    331,262       386,472
$  800,000    189,631    240,199    252,841    303,409    316,051    379,262       442,472
$  900,000    213,631    270,599    284,841    341,809    356,051    427,262       498,472
$1,000,000    237,631    300,999    316,841    380,209    396,051    475,262       554,472
$1,100,000    261,631    331,399    348,841    418,609    436,051    523,262       610,472
$1,200,000    285,631    361,799    380,841    457,009    476,051    571,262       666,472
$1,300,000    309,631    392,199    412,841    495,409    516,051    619,262       722,472
$1,400,000    333,631    422,599    444,841    533,809    556,051    667,262       778,472
$1,500,000    357,631    452,999    476,841    572,209    596,051    715,262       834,472
$1,600,000    381,631    483,399    508,841    610,609    636,051    763,262       890,472
$1,700,000    405,631    513,799    540,841    649,009    676,051    811,262       946,472
$1,800,000    429,631    544,199    572,841    687,409    716,051    859,262     1,002,472
$1,900,000    453,631    574,599    604,841    725,809    756,051    907,262     1,058,472
$2,000,000    477,631    604,999    636,841    764,209    796,051    955,262     1,114,472

---------------

(1) Applicable to T.A. Waltermire, W.D. Wilson, V.L. Mitchell and D.P.
    Knechtges.

(2) Assumes actively employed January 1, 1990 and after.

(3) Includes an additional 4 years of service applicable to pre-January 1, 1990 employees.

(4) The Geon Pension Plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employee's earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 2000, final average earnings for the individuals named in the Summary Compensation Table were as follows:
    T.A. Waltermire -- $776,985.58; W.D. Wilson -- $365,891.24; V.L.
    Mitchell -- $348,745.23; and D.P. Knechtges -- $380,319.05.

(5) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any reduction for Social Security or any other offset amounts.

(6) As of December 31, 2000, the executives named in the Summary Compensation Table (excluding G.W. Henry) had the following years of credited service under The Geon Pension Plan or subsidiary plans or supplemental agreements:
    T.A. Waltermire, 26 years, 6 months; W.D. Wilson, 22 years, 11 months; V.L. Mitchell, 11 years, 7 months; and D.P. Knechtges, 35 years, 6 months.

(7) Benefits shown in the chart that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code, and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified supplemental pension plan.

     The chart below represents the pension benefits applicable to Mr. Henry under the Salaried Employees Retirement Income Plan (the "SERIP"), a non-contributory pension plan covering all M.A. Hanna officers employed prior to January 1, 1999, and certain other salaried employees of the Company. Effective December 31, 1998, the SERIP was closed to new participants, benefit accruals ceased and the benefits of the participants were frozen. Upon reaching the normal retirement age (age 65), each participant in the SERIP generally is entitled to receive monthly for life a basic benefit equal to the greater of (a) the participant's highest average monthly compensation (including bonuses and overtime) for 60 consecutive months out of the final 120 months of his or her employment or (b) 1/12th of the average of his or her annual compensation (including bonuses and overtime) during any 5 annual periods in which he or she received the highest compensation included within the final 10 annual periods of his or her employment prior to January 1, 1999, which is then multiplied by 2% for the first 20 years of credited service and 1% for the next 20 years of credited service. In addition, benefits are provided for early retirement and to surviving spouses.

     The Company also has in effect an excess benefits plan to pay retirement benefits which but for limitation under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code would have been paid under the SERIP and will continue to accrue non-qualified benefits for up to a five year period in connection with the freezing of the SERIP. These benefits will be paid out of the general funds of the Company or trust funds established for this purpose.

               SALARIED EMPLOYEES RETIREMENT INCOME PLAN TABLE(1)

 AVERAGE ANNUAL
  COMPENSATION                  YEARS OF SERVICE AT AGE 65
FOR LAST 5 YEARS   ----------------------------------------------------
 OF EMPLOYMENT        15         20         25         30         35
----------------   --------   --------   --------   --------   --------
$  300,000          $ 90,000   $120,000   $135,000   $150,000   $165,000
$  500,000           150,000    200,000    225,000    250,000    275,000
$  700,000           210,000    280,000    315,000    350,000    385,000
$  900,000           270,000    360,000    405,000    450,000    495,000
$1,100,000           330,000    440,000    495,000    550,000    605,000

---------------

(1) Applicable to G.W. Henry. The credited years of service for retirement benefits for Mr. Henry is 25 years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% stockholders are required by Commission rules to furnish the Company with copies of all forms they file. Based solely on its review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that, during fiscal year 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were satisfied except for two filings. The Company undertook to have prepared and filed on behalf of the executive officers and directors of the Company, Geon and M.A. Hanna the Form 3's and Form 4's required under Section 16(a) in connection with the Consolidation. Due to a clerical error, the Company filed a Form 3 and Form 4 for Christopher Sachs 10 days after the due date for the forms.

MANAGEMENT CONTINUITY AGREEMENTS

     Messrs. Waltermire, Wilson, Mitchell and Knechtges were parties to management continuity agreements with Geon (the "Old Continuity Agreements"). Under the Old Continuity Agreements, each of these executive officers was entitled to receive certain payments and awards if his employment was terminated for "cause" or if he voluntarily terminated his employment for "good reason" (in each case as defined in the Old Continuity Agreements) following a change of control. The Consolidation constituted a change of control. Messrs. Waltermire, Wilson, and Mitchell have elected to waive any and all payments and awards to which they may have been entitled to under the Old Continuity Agreements. By waiving such payments and awards each became eligible to participate in the Formation Grant Awards consisting of three-year restricted stock, awarded on a contingent basis, to all senior executives as follows: Waltermire, 95,600 shares; Wilson, 45,000 shares; and Mitchell, 46,400 shares. In addition, these executives have entered into new management continuity agreements with the Company (the "Continuity Agreements").

     The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a "change of control" of the Company. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control, which generally is deemed to have occurred if: (i) any person becomes the beneficial owner of 25% or more of the combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) there is a change in the majority of the Board of Directors of the Company,
(iii) certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity, or (iv) there is shareholder approval of a complete liquidation or dissolution of the Company.

     The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation. If a change of control occurs and the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for "good reason" (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:
(i) compensation for a period of up to three years, commencing at the individual's base salary rate in effect at the time of the termination, (ii) a payment of up to three times the "target annual incentive amount" (as defined in the Continuity Agreements) in effect prior to the change in control, (iii) the continuation of all employee health and welfare benefits for up to three years,
(iv) financial planning services for one year, and (v) a payment of up to three years' additional retirement benefits. The Continuity Agreements also provide for a tax gross-up for any excise tax due under the Internal Revenue Code for any payments or distributions made under the agreements. If the individual's employment is terminated by the Company or its successor for "cause" or is terminated voluntarily by the individual for reasons other than for "good reason," the individual is not entitled to the benefits set forth above and is entitled to compensation earned through the date of termination of his or her employment.

COMPANY STOCK PERFORMANCE

     Following is a graph which compares the cumulative total shareholder returns for the Company's Common Shares, the S&P 500 index and the S&P Mid Cap Chemicals index with dividends assumed to be reinvested when received. The graph assumes the investing of $100 from September 1, 2000, the first trading date of the Company's Common Shares, through December 31, 2000. The data regarding the Company assumes an investment at the initial trading price of $100 per Common Share of the Company. The S&P Mid Cap Chemicals index includes a broad range of chemical manufacturers. Because of the relationship of the Company's business within the chemical industry, it is felt that comparison with this broader index is appropriate.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                                TO SHAREHOLDERS
                      AUGUST 31, 2000 TO DECEMBER 31, 2000

                                                         S&P 500              S&P MID CAP CHEMICALS        POLYONE CORPORATION
                                                         -------              ---------------------        -------------------
8/31/00                                                $ 100.0                      $ 100.0                    $ 100.0
9/30/00                                                   94.7                         89.4                       88.0
10/31/00                                                  94.3                         94.9                       94.7
11/30/00                                                  86.9                         96.1                       67.7
12/31/00                                                  87.3                        107.5                       71.5

                              INDEPENDENT AUDITORS

     The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Fees for fiscal year 2000 were as follows: annual audit fees of $779,000 and all other fees of $1,548,000, including audit related fees of $929,000. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP's examination of the Company's consolidated financial statements and records for the year ended December 31, 2000.

                                    GENERAL

                             VOTING AT THE MEETING

     Shareholders of record at the close of business on March 15, 2001, are entitled to vote at the meeting. On that date, a total of 93,900,057 Common Shares were outstanding. Each share is entitled to one vote.

     Holders of Common Shares have no cumulative voting rights. Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting at which a quorum is present. The affirmative vote of a majority of the Common Shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a director nominee.

     If any of the nominees listed on pages 3 through 4 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that this will occur.

     The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company addressed to the Secretary of the Company so that it is received on or before November 27, 2001. The Company suggests that all proposals be sent by certified mail, return receipt requested.

     The Company's proxies for the 2002 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if the Company does not receive timely written notice of such matter in accordance with Regulation 8(c) of the Company's Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder's notice must be delivered to the principal executive offices of the Company not less than 60 nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting.

     The Company's proxy materials for the 2001 Annual Meeting of Shareholders will be mailed on or about March 28, 2001. Sixty days prior to the first anniversary of this date will be January 27, 2002, and 90 days prior to the first anniversary of this date will be December 28, 2001. For business to be properly requested by a shareholder to be brought before the 2002 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of the Company may request proxies by telephone or in person. The Company has retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to assist in the solicitation for an estimated fee of $6,000 plus reasonable expenses. The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

     The Company's Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2000, is being mailed to shareholders of record with this Proxy Statement.

                                   For the Board of Directors
                                   PolyOne Corporation

                                      /s/ Gregory L. Rutman
                                   Gregory L. Rutman, Chief Legal Officer
March 28, 2001

                                                                      APPENDIX A

                              POLYONE CORPORATION
                            AUDIT COMMITTEE CHARTER

AUTHORITY

     - The Board of Directors, by resolution dated August 31, 2000, established the Audit Committee.

     - The Audit Committee Charter was adopted by the Board on September 6,
       2000.

PURPOSE

     - Assist the Board of Directors in fulfilling its oversight responsibilities to the shareholders relating to corporate accounting, reporting practices of the Company, financial and internal controls and compliance with the Company's Code of Business Conduct; and

     - Maintain effective working relationships with the Board of Directors and oversight of the independent accountants, the internal auditors and financial management of the Company.

DUTIES AND RESPONSIBILITIES

     It is the overriding responsibility of the Committee to oversee management, the independent accountants and the internal auditors. It is the responsibility of those parties to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles. The responsibility of the Committee is one of oversight and due diligence.

REVIEW PROCEDURES

     The Committee will:

     - Annually review and update, as necessary, the Committee's Charter and determine if the Committee has satisfied its responsibilities under the Charter during the year;

     - Review the Company's annual audited financial statements with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to shareholders;

     - Review the Company's quarterly financial results with management and the independent auditors prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. The Chairperson of the Committee may represent the entire Audit Committee for purposes of this review; and

     - In consultation with management, the independent auditors, and the individual responsible for the internal audit function, consider the integrity of the Company's financial reporting process and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditors together with management's responses.

GENERAL

     The Committee will:

     - Perform any activities beyond those enumerated below consistent with this Charter, the Company's Code of Regulations and governing law, as the Committee or the Board of Directors deems necessary;

     - If the Committee determines it to be appropriate, institute special investigations and/or hire special counsel or experts;

     - Review significant accounting and reporting issues and legal and regulatory pronouncements, and understand their impact on the financial statements of the Company;

     - Periodically review with the Company's Chief Legal Officer any legal or regulatory matters that may have a material impact on the Company's financial statements or compliance programs and any material pending claims and litigation involving the Company as a defendant;

     - Periodically report to the Board of Directors as appropriate on the status and results of major capital projects and other major business transactions; and

     - Periodically review the results of the Company's assessment of its compliance with its Code of Business Conduct.

INDEPENDENT AUDITORS

     The Committee will:

     - Review the independence and performance of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of independent auditors when circumstances warrant;

     - Approve fees and other significant compensation to be paid to the independent auditors;

     - Annually review and discuss with the independent auditors all significant relationships they have with the Company that could impair the independent auditors' independence;

     - Review the independent auditors' audit plan and discuss scope, staffing, locations, reliance on management and internal audit and their general audit approach; and

     - Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

INTERNAL AUDITORS

     - Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal auditors and elicit any recommendations for improvement;

     - Review the appointment, performance and replacement of the senior internal audit executive or other responsible individual; and

     - Review significant reports prepared by the internal audit department together with management's response and follow up on these reports.

COMPOSITION

     Committee members shall meet the requirements of the New York Stock Exchange and applicable rules and regulations.

COMMITTEE MEETINGS AND ACTION

     - A majority of the Committee members will be a quorum for the transaction of business.

     - The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.

     - Any action which may be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members execute a written consent and the consent is filed with the Corporate Secretary.

     - The Company's Vice President and Chief Financial Officer will be the management liaison to the Committee.

     - The Corporate Secretary shall be responsible for keeping minutes of the Committee meetings.

     - The Committee will meet at least 4 times a year and at such other times as may be requested by its Chairperson and will routinely meet in executive session to review such matters as the Committee, in its discretion, determines to be appropriate.

                                 POLYONE CORPORATION

P                                       PROXY
R
O                     ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2001
X
Y      This Proxy is Solicited on Behalf of the Corporation's Board of Directors

              The undersigned hereby appoints Thomas A. Waltermire and Gregory
       L. Rutman, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all Common Shares of PolyOne Corporation held of record by the undersigned on March 15, 2001, at the Annual Meeting of Shareholders to be held on May 2, 2001, or any adjournment thereof.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1.


                                                                ------------
                                                                SEE REVERSE
                                                                    SIDE
                                                                ------------

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE.)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






March 28, 2001

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Wednesday, May 2, 2001.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date and return it in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your Proxy and vote personally by ballot.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON THE PROXY
CARD.

We look forward to seeing you at the meeting.



THOMAS A. WALTERMIRE
Chairman of the Board, President
and Chief Executive Officer

     PLEASE MARK YOUR                                                                                                 5542
 [X] VOTE AS IN THIS
     EXAMPLE.

------------------------------------------------------------------------------------------------------------------------------------
                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED IN ITEM 1.
------------------------------------------------------------------------------------------------------------------------------------
                     FOR ALL
                     NOMINEES      WITHHELD
                    LISTED AT (See instructions
                      RIGHT          below)     Nominees: 01. James K. Baker        05. Wayne R. Embry     09. D. Larry Moore
  1. ELECTION OF       [ ]            [ ]                 02. J. Douglas Campbell   06. Robert A. Garda    10. Thomas A. Waltermire
     DIRECTORS term                                       03. Carol A. Cartwright   07. Gordon D. Harnett  11. Farah M. Walters
     to expire at next                                    04. Gale Duff-Bloom       08. David H. Hoag
     Annual Meeting.                                                                              Change of Address and/   [ ]
                                                                                                  or Comments Mark Here

(INSTRUCTIONS: To withhold authority to vote for all nominees, mark the "WITHHELD" box above.
To withhold authority to vote for any individual nominee, mark the "WITHHELD" box above AND write that nominee's name on the line provided below.)

---------------------------------------------------



                                                                               EXCEPT AS OTHERWISE REQUIRED BY LAW, (a) THE WHOLE
                                                                               NUMBER OF COMMON SHARES ATTRIBUTABLE TO THE INTERESTS
                                                                               IN THE PLAN REPRESENTED BY THIS VOTING INSTRUCTION
                                                                               CARD WILL BE VOTED IN THE MANNER DIRECTED ON THIS
                                                                               VOTING INSTRUCTION CARD, AND (b) IF NO DIRECTION IS
                                                                               MADE, OR IF THIS VOTING INSTRUCTION CARD IS NOT
                                                                               RETURNED, THE WHOLE NUMBER OF COMMON SHARES
                                                                               ATTRIBUTABLE TO THE INTERESTS IN THE PLAN
                                                                               REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE
                                                                               VOTED IN THE RATIO FOR EACH DIRECTOR NOMINEE AS THE
                                                                               DIRECTIONS RECEIVED AND TABULATED BY THE TRUSTEE.

                                                                               In its discretion, the Trustee is authorized to vote
                                                                               upon such other business as may properly come before
                                                                               the meeting or any adjournment thereof and matters
                                                                               incident to the conduct of the meeting.

                                                                               Please mark, sign, date and return this voting
                                                                               instruction card promptly using the enclosed
                                                                               envelope. Your confidential voting instructions will
                                                                               be seen only by authorized personnel of the Trustee.

                                                                               Please sign exactly as the name appears on this card.


                                                                                ---------------------------------------------------

                                                                                ---------------------------------------------------
                                                                                  SIGNATURE                             DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE




                               POLYONE CORPORATION

                             VOTING INSTRUCTION CARD

     Your vote is important. Casting your vote in one of the three ways described on this voting instruction card votes all Common Shares of PolyOne Corporation that you are entitled to vote.

     Please consider the issues discussed in the Proxy Statement and cast your vote by:

        [ICON]             -  Accessing the World Wide Web site
                              http://www.eproxyvote.com/pol to vote via the
                              Internet.

                           -  Using a touch-tone telephone to vote by phone toll
        [IC0N] free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions.
                              When you are finished voting, your vote will be confirmed and the call will end.

        [ICON]             -  Completing, dating, signing and mailing the
                              voting instruction card in the postage-paid envelope included with the Proxy Statement or sending it to PolyOne Corporation, c/o First
                              Chicago Trust Company of New York, P.O. Box 8640,
                              Edison, New Jersey 08818-9142.

     You can vote by phone or via the Internet anytime prior to May 2, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your voting instruction card.